Exhibit 21

FREQUENCY ELECTRONICS, INC. and SUBSIDIARIES

List of Subsidiaries of Registrant

Subsidiary & Name under
which business is performed	Jurisdiction of Incorporation

FEI Zyfer, Inc.	Delaware

FEI-Elcom Tech, Inc.	Delaware